Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229091) of Apellis Pharmaceuticals, Inc., and
(2)	Registration Statement (Form S-8) pertaining to the 2017 Stock Incentive Plan, Inducement Stock Option Award, and 2017 Employee Stock Purchase Plan of Apellis Pharmaceuticals, Inc.;

of our reports dated February 26, 2019, with respect to the consolidated financial statements of Apellis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Apellis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Apellis Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 26, 2019